Exhibit 99.1

                              FOR IMMEDIATE RELEASE

      Balchem Completes Acquisition of Akzo Nobel's European-based Choline
          Chloride and Methylamines Businesses at Marano Ticino, Italy

New Hampton, New York. May 1, 2007. Balchem Corporation (NASDAQ:BCPC) today announced the completion of its acquisition of the European-based choline chloride and methylamines businesses of Akzo Nobel Chemicals S.p.A. in Marano Ticino. Balchem and Akzo Nobel originally announced this acquisition on April 2, 2007. This facility and business will be operated by Balchem Italia, S.r.l. and employs approximately 75 people in Marano Ticino. In addition, a three person sales force operating out of Balchem Trading B.V. in the Netherlands will have primary responsibility for the marketing, sales and distribution of certain products produced at the facility. In 2006, the Akzo Nobel Marano Ticino business had approximately $35 million dollars (U.S.) in sales.

Balchem is a worldwide leader in the production and sales of various choline chloride products, which are nutritional additives to animal feed and human food products. Methylamines are a primary building block for the manufacture of choline products and have several other chemical applications.

Dino Rossi, Balchem's President, CEO and Chairman added, "The closing of this transaction marks a tremendous step forward in the evolution and growth of Balchem. This acquisition provides a direct platform for Balchem to meet the growing market needs of methylamines, choline chloride and derivative products for customers via improved global sourcing, regulatory support, marketing and distribution capabilities."

For more details regarding the closing of this transaction, including the provisional purchase price, see Balchem's Form 8-K filing to be submitted to US Securities and Exchange Commission (www.sec.gov).

About Balchem
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone:  845-326-5600
           e-mail:  bcpexec@balchemcorp.com